Exhibit 99.1

NEWS RELEASE July 8, 2022

CONTACTS
Dan Schlanger, CFO Ben Lowe, SVP & Treasurer Crown Castle International Corp. 713-570-3050

Crown Castle Increases Revolving Credit

Facility Commitments to $7.0 Billion and

Extends Maturity of Existing Facilities

July 8, 2022 - HOUSTON, TEXAS - Crown Castle International Corp. (NYSE: CCI) (“Crown Castle”) announced today that it amended its Senior Unsecured Credit Facility (“Credit Facility”) increasing the commitments under its Senior Unsecured Revolving Credit Facility (“Revolver”) by $2.0 billion, for aggregate commitments of $7.0 billion, and extending the maturity of the Credit Facility to July 2027. The Credit Facility consists of a $1.2 billion Senior Unsecured Term Loan A Facility and, after giving effect to the increased commitments, a $7.0 billion Revolver.

ABOUT CROWN CASTLE

Crown Castle owns, operates and leases more than 40,000 cell towers and more than 80,000 route miles of fiber supporting small cells and fiber solutions across every major U.S. market. This nationwide portfolio of communications infrastructure connects cities and communities to essential data, technology and wireless service – bringing information, ideas and innovations to the people and businesses that need them. For more information on Crown Castle, please visit www.crowncastle.com.

The pathway to possible.
CrownCastle.com